Exhibit 10.41

TO:	[name]

DATE:	, 2014

RE:	Waiver of Good Reason

As you may know, [Orange], Inc., a Delaware corporation (the “Company”) is in the process of negotiating an Agreement and Plan of Merger by and among             , a Japanese joint stock company, Bigarade Corporation, a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”).

You are party to a Change of Control Agreement with the Company dated as of                                     , 2014 (the “Change of Control Agreement”) and either an Employment Agreement or severance letter agreement with the Company dated as of                                     , 2014 (the “Severance Agreement”), each of which contains a definition of “Good Reason.”

For receipt of $1.00 and such other consideration the sufficiency of which is hereby agreed to and acknowledged, you hereby further agree and acknowledge that the signing of the Merger Agreement, the consummation of the transactions provided for by the Merger Agreement, and/or any change in your position, authority, duties, reporting relationship or responsibilities that is caused by such signing or consummation solely by reason of the Company no longer being a publicly traded company, will not constitute Good Reason for purposes of the Change of Control Agreement and the Severance Agreement. For the avoidance of doubt, it is expressly understood and agreed that your operating authority will not be reduced in connection with such signing or consummation.

By your signature below, you hereby provide your agreement and assent to the terms of this letter.

Respectfully,

Avanir Pharmaceuticals, Inc.	Acceptance:

[Keith Katkin	[NAME]
President & Chief Executive Officer]